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NEWS RELEASE                                            [CELSION(TM) LOGO]




For Further Information Contact:
John Mon                                                Geoffrey Eiten
Celsion Corporation                                     OTC Financial Network
410.290.5390                                            1 888.399.7541 (ext. 13)
john@celsion.com                                        www.otcfn.com


CELSION REPORTS PROGRESS TOWARDS COMPLETION OF BPH CLINICAL TRIALS


COLUMBIA, MD - AUGUST 15, 2001: In a letter to shareholders issued today, CELSION CORPORATION (AMEX:CLN) reported that it is moving forward towards completion of its Benign Prostatic Hyperplasia (BPH) Pivotal Phase II Clinical Trials. The Company reported that it has engaged 10 active clinical sites, collectively employing over 150 urologists treating more than 20,000 patients each month. The Company also reported a significant increase in patient enrollment during recent months. According to the letter, if the acceleration in enrollment is sustained, enrollment in the trials could be completed by the end of October 2001.

In the same letter, Celsion updated its shareholders on the progress of its other businesses including the Pivotal Phase II Clinical Trials of the Company's investigational system using focused heat to treat breast cancer; the status of development of its doxorubicin-laden heat activated liposome cancer drug, currently in large animal toxicity studies; progress in the development of its heat activated gene therapy; developments arising from its relationship with
Inabata: and its cash position.

Celsion also advised shareholders that, in future, it expects to host quarterly shareholder conference calls, the first of which will take place on August 28, 2001 at 10:00 a.m. Eastern Daylight Savings Time. Call-in information is contained in the letter to shareholders, which is available on the Company's web site at www.celsion.com

ABOUT CELSION: Celsion Corporation, based in Columbia, Maryland, is a research and development company dedicated to commercializing medical treatment systems for cancer and other diseases using focused heat technology delivered by patented microwave technology. Celsion has research, license or commercialization agreements with leading institutions such as Duke University Medical Center, Massachusetts Institute of Technology, Harbor UCLA Medical Center, the University of California at San Francisco, the Center for Breast Surgery at Columbia Hospital in Florida, Montefiore Medical Center, Memorial Sloan Kettering Cancer Center in New York and Duke University. For more information on Celsion, visit our website: http//www.celsion.com.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials; possible changes in cost and timing of development and testing, capital structure, and other financial items; changes in approaches to medical treatment; introduction of new products by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.
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